EXHIBIT 10.1

Via E-Mail

May 12, 2017

Mr. Peter A Kaouris
21525 27th avenue
Bayside, NY 11360

Dear Peter:

We are pleased to offer you the position of Chief Accounting Officer with Voltari Corporation (the “Company”) at a semi-monthly salary of $6,770.84 (annualized at $162,500 for a full 365-day year). Your employment is expected to begin on or around May 22, 2017 on a full-time basis. You will receive your first semi-monthly paycheck on Thursday, June 15, 2017. All of your compensation is subject to deductions as required by law.

You will be eligible to participate in our Paid Time Off (PTO) program which provides staff members with paid time away from work for vacation, personal time, personal or family illness, personal religious holidays, weather-related absences when the office has not been closed, or other personal reasons. Eligibility for PTO begins after 30 days of employment and is initially provided on an accrual basis with each pay period at a rate of 5.67 hours per pay period (17 days annualized). PTO accruals will increase as years of service increase, and unused PTO balances may be carried over from year to year or cashed out based on the maximum annual accrual allowed. The Company reserves the right to add, change or terminate benefits at any time including, but not limited to, the PTO program set forth above.

As a condition of your initial and continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members. You must sign and return the attached confidentiality policy to reflect your agreement. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures.

In addition, you must first clear the Company’s background investigation and drug test, and sign and return the attached confidentiality agreement. A Company representative will contact you shortly regarding the background investigation and drug testing processes.

At the appropriate time, you will be expected to execute certain employment documents (such as confidentiality and insider trading policies).

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time. By signing below, you acknowledge that no representations, oral or written, express or implied, have been made by the Company as to any minimum or specified term or length of employment or that you may be terminated only for cause or only after the Company engages in corrective action or counseling.

If you have any questions on this offer, please feel free to contact me. We look forward to your joining our team! Please let us know by May 12, 2017 if you plan to do so as set forth in this letter.

Very truly yours,

/s/ Kenneth Goldmann

Chief Administrative and Accounting Officer

Acknowledged:

 /s/ Peter Kaouris

5/12/2017
Date